NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO Doug Nesbit, CFO

HEI, INC. ANNOUNCES ASSIGNMENT OF NEW CORPORATE EXECUTIVES

MINNEAPOLIS, July 2, 2003 / — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced the promotion of Scott Stole to the position of Chief Technical Officer for the company. He joins Mack Traynor, CEO and President; Douglas Nesbit, CFO; Simon Hawksworth, VP of Sales and Marketing; Jim Vetricek, VP of the Advanced Medical Division, and Stephen Petersen, VP of Operations of the Microelectronics Division.

“I am very excited to have Scott Stole and the entire group of professionals leading our organization,” stated Mack Traynor, chief executive officer. “This executive team brings a wealth of experience in microelectronic and medical device development and manufacturing.”

Scott Stole, age 40, joined the company in October 2000 as Director of Advanced Process Development. Prior to joining HEI, he was President & CEO of Questek Innovations, Inc., a developer of advanced hardware technologies for the disk drive industry. Dr. Stole received his Ph.D. from Iowa State University and his Bachelors degree from Concordia College, and has 13 years of experience in the design, development, and manufacture of a wide range of microelectronics and advanced materials-related products.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc.
Mack V. Traynor, CEO
HEI, Inc., +1-952-443-2500
http://www.heii.com